UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

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RLJ LODGING TRUST
(Name of Registrant as Specified in Its Charter)

LAND & BUILDINGS CAPITAL GROWTH FUND, LP

L & B REAL ESTATE OPPORTUNITY FUND, LP

LAND & BUILDINGS ABSOLUTE VALUE II LLC

LAND & BUILDINGS INVESTMENT MANAGEMENT, LLC

LAND & BUILDINGS GP LP

JONATHAN LITT

MICHELLE APPLEBAUM

SAMANTHA YABLON

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Land & Buildings Investment Management, LLC, together with the other participants named herein (collectively, “Land & Buildings”), intends to file a preliminary proxy statement and accompanying proxy card with the Securities and Exchange Commission to be used to solicit proxies for the election of its slate of director nominees at the 2018 annual meeting of shareholders of RLJ Lodging Trust, a Maryland corporation (the “Company”).

On March 20, 2018, Land & Buildings issued the following press release:

Land & Buildings Issues Letter to RLJ Lodging Trust Regarding Evaluation of Strategic Alternatives

– Believes RLJ Should Immediately Form a Special Committee to Evaluate Strategic Alternatives In Light of Substantial Undervaluation and Buyer Interest Last Year at ~25% Premium to Current Share Price –

– Has Concerns With RLJ Management, Most Recently By Issuing 2018 EBITDA Guidance 7% Below Projections Shareholders Relied Upon in FelCor Acquisition –

– Land & Buildings Believes Board Composition Change is Necessary and Intends to Run a Slate of Two Director Candidates for Election at the 2018 Annual Meeting –

Stamford, CT (March 20, 2018) – Land & Buildings Investment Management, LLC (together with its affiliates, “Land & Buildings”) today issued the following letter to shareholders of RLJ Lodging Trust (NYSE: RLJ) (“RLJ” or the “Company”):

March 20, 2018

Dear Fellow RLJ Lodging Trust Shareholders:

Since the close of the FelCor Lodging Trust Inc. (“FelCor”) and RLJ merger on August 31, 2017, Land & Buildings has become a significant shareholder of RLJ. Since this time, our engagement with the RLJ leadership team and Board of Directors (the “Board”) has been troubling to us. Based on our interactions with the Board – as well as its own actions to date – RLJ does not appear to be focused on maximizing value for all shareholders.

Further, despite our sincere efforts to engage constructively with the Company, we have been disappointed by the Board’s apparent failure to adequately address the issues we have identified regarding the management, board composition and strategic direction of the Company. We now believe a greater sense of urgency for creating shareholder value is required at the board level to best position the Company and its owners for long-term success.

This is why Land & Buildings intends to run a slate of two director candidates, Michelle Applebaum and Samantha Yablon, for election at the Company’s 2018 Annual Meeting. We believe our nominees would bring significant relevant experience, new insights and fresh perspectives to the Board, as well as a deep commitment to shareholder-alignment.

Creation of Special Committee to Evaluate Strategic Alternatives

Land & Buildings believes that RLJ should immediately form a special committee of independent directors to run a robust process to evaluate all strategic alternatives available to the Company given RLJ’s significant undervaluation and underperformance.

Last summer, the Company rejected multiple offers, reportedly from Blackstone, for as much as $25 per share1 – approximately 25% above the current share price. Today, we believe an offer for the Company would likely be north of $26, given nearly $1 of savings as there is no longer a breakup fee and less debt defeasance costs, as well as higher lodging asset values.

Unfortunately, we believe the Company has failed to outline how it will maximize value for all RLJ shareholders in a way that is materially in excess of the rejected Blackstone offer. Notably, the environment today to pursue such a transaction is even better than last summer from both an industry and company perspective:

•	Lodging asset values are higher today than a year ago;
•	Recent industry RevPAR growth has been stronger than expected, up 3.6% year-to-date and up 4.2% in the fourth quarter of 2017;[2]
•	FelCor debt prepayment penalties have declined due the passage of time and recent payoff of $524 million of FelCor bonds; and
•	There would be no breakup fees to be paid in a deal today, which would have been incurred in a deal last summer if Blackstone would have purchased RLJ when the FelCor merger was pending.

Our Concerns with RLJ Management

We have been troubled by our conversations with management regarding the Company’s financials, and in our view, its poor guidance and poor investor communications. Mr. Bierkan and Ms. Hale failed to offer concrete answers to our questions, which we believe demonstrates a lack of definitive working knowledge of the Company’s financials, including being unable to provide credible response to our questions about discrepancies brought to light in the Company’s S-4 registration statement/joint proxy statement filed on June 2, 2017.

Last month management gave guidance for 2018 EBITDA which is 7%3 below the guidance they included in their merger proxy with FelCor last summer. Is this a management team and Board that can be trusted to protect and enhance value for the benefit of all RLJ shareholders?

Stronger lodging industry fundamentals with better than expected RevPAR growth for the industry in the fourth quarter of 2017 and year-to-date should have led to higher, not lower, projected 2018 EBITDA for RLJ.

RLJ Has Materially Underperformed

RLJ has generated substantially inferior total shareholder returns over a variety of time periods, has generated inferior FFO growth and in our view, made questionable capital allocation decisions. Consider the following:

•	RLJ’s total shareholder return has trailed its Lodging REIT Peers over the past 5-, 3- and 1-year periods by 28%, 21% and 13%, respectively[4].
•	Since the announcement of Ross Bierkan as CEO and Leslie Hale as COO/CFO as the new leadership team of RLJ, RLJ’s total shareholder return has trailed its Lodging REIT Peers by 17%[5].
•	Since the announcement of the FelCor acquisition, RLJ’s total shareholder return has trailed its Lodging REIT Peers by 16%[6].
•	RLJ’s FFO growth has lagged its peers over the past 5-, 3- and 1-year periods by 3%, 14% and 5%, respectively, which we believe is primarily a result of the Company’s inferior operating results and poor capital allocation decisions[7].

We are also concerned that during a period of poor performance, the senior executive team of RLJ has been paid handsomely, with Executive Chairman Robert Johnson earning $3.6 million in 2016, CEO Ross Bierkan earning $4.4 million in 2016 and CFO/COO Leslie Hale earning $4 million in 2016. We believe this displays a misalignment of interests with RLJ shareholders and causes us to question whether the Board rejected the all-cash offer in favor of the merger with the best interests of shareholders in mind.

Land & Buildings’ Highly-Qualified Director Candidates for Election at 2018 Annual Meeting

Land & Buildings intends to run a slate of two director candidates for election at the 2018 Annual Meeting:

•	Michelle Applebaum – Former CEO of leading independent equity research and corporate advisory firm.
•	Samantha Yablon – Former public real estate investor at leading investment firms.

Land & Buildings believes RLJ is significantly undervalued and intends to continue to advocate for maximizing long-term shareholder value at RLJ and will utilize all options available to achieve this.

Additional Biographical Information on Nominees

Michelle Applebaum

Michelle Applebaum built one of the first and most successful “independent” equity research and corporate advisory boutiques, Michelle Applebaum Research Inc (“MARI”), where she was Managing Partner, President and CEO from June 2003 through November 2016. She also published an industry newsletter and did industry consulting under the dba, Steel Market Intelligence (“SMI”). Ms. Applebaum has been self-employed since November, 2016 through the consulting firm, Corp Research Inc (“CRI”), where she serves as President. CRI focuses on private steel companies and private equity clients. Ms. Applebaum has been a director of Northwest Pipe Company (NASDAQ: NWPX), North America's largest manufacturer of engineered steel pipe water systems, since September 2014; she currently serves as Chair of the Nominating and Governance Committee and is a Financial Expert on the Audit Committee. Ms. Applebaum also currently serves as a Senior Advisor to Republic Partners, a middle-market investment bank focusing on clients in the industrial and logistics sectors, since September 2016. Prior to establishing her own firm, she was an equity analyst with Salomon Brothers from 1981 to 2003 (later Citigroup) and first became ranked number one in steel equity analysis in 1988 and was promoted to Managing Director in 1994. While at Salomon Brothers, Ms. Applebaum was part of a team that built and ran the firm’s steel investment banking practice, which was a top advisor to the sector for nearly a decade. Ms. Applebaum's steel equity research has won many accolades and awards, including repeated #1-rankings from Institutional Investor Magazine and Greenwich Research Associates. Ms. Applebaum was also Adjunct Faculty at Lake Forest College, where she taught "Fundamental Equity Analysis" from 2010 until 2014; she became a trustee of the college in 2015. She has been a frequent contributor to Bloomberg, WSJ, CNBC, Washington Post and other financial news outlets. Ms. Applebaum is an NACD "Leadership Fellow", has been recently interviewed in "Boardroom Insider Magazine" and was also recently on a panel called "Managing Long-term Value Creation through Effective Engagement with Shareholders, Influential Investors and Management." Ms. Applebaum holds a Bachelor of Arts degree in Economics from Northwestern University and an MBA from the Kellogg School of Management, also at Northwestern.

Samantha Yablon

Samantha A. Yablon, was a public real estate investor at various leading investment firms over her career. Ms. Yablon was as an analyst in the Real Assets group at Norges Bank Investment Management from January 2014 to December 2015, where she oversaw the U.S. investments in listed Real Estate and Hotels. Norges Bank Investment Management is the asset management unit of the Norwegian central bank and manages the Government Pension Fund Global which is invested in international equity and fixed-income markets and real estate. From April 2011 to January 2014, Ms. Yablon served as a Global Industry Analyst specializing in REITs and Lodging for Wellington Management Company LLP, a leading private investment management company. Prior to that, she served as Vice President of the Global Real Estate Securities Investment Team at Cohen & Steers Capital Management, Inc., a global investment manager specializing in liquid real assets, including real estate securities, listed infrastructure, commodities and natural resource equities, from 2005 to 2011. From 2003 to 2005, Ms. Yablon served as an analyst for the Corporate Bond and Structured Products Research Team at General Electric Asset Management Inc., where she also served as Assistant Vice President of Alternative Real Estate Investments. Prior to that, Ms. Yablon was an associate in the Capital Markets group at General Electric Capital Real Estate from 2001 to 2003 and an Equity Research associate focusing on small-capitalization companies at Brean Murray & Co., Inc. from 1996 to 1999. Ms. Yablon currently serves as the Treasurer of the Board of Hunter College Hillel. She is a member of Jewish Federations of North American National Young Leadership Cabinet. Ms. Yablon graduated from the University of Pennsylvania with a B.A. in International Relations and European History and received her M.B.A. from Columbia Business School. Ms. Yablon is a CFA Charterholder.

Sincerely,

Craig Melcher

President & Portfolio Manager

Land & Buildings

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About Land & Buildings:

Land & Buildings is a registered investment manager specializing in publicly traded real estate and real estate related securities. Land & Buildings seeks to deliver attractive risk adjusted returns by opportunistically investing in securities of global real estate and real estate related companies, leveraging its investment professionals' deep experience, research expertise and industry relationships.

Media Contact:
Dan Zacchei / Joe Germani

Sloane & Company

212-486-9500

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Land & Buildings Investment Management, LLC, together with the other participants named herein (collectively, "Land & Buildings"), intends to file a preliminary proxy statement and accompanying proxy card with the Securities and Exchange Commission ("SEC") to be used to solicit votes for the election of its slate of director nominees at the 2018 annual meeting of shareholders of RLJ Lodging Trust, a Maryland corporation (“RLJ” or, the “Company”).

LAND & BUILDINGS STRONGLY ADVISES ALL SHAREHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC'S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS' PROXY SOLICITOR.

The participants in the proxy solicitation are anticipated to be Land & Buildings Investment Management, LLC, a Delaware limited liability company (“L&B Management”), Land & Buildings Capital Growth Fund, LP, a Delaware limited partnership (“L&B Capital” ), L & B Real Estate Opportunity Fund, LP, a Delaware limited partnership (“L&B Opportunity”), Land & Buildings Absolute Value II LLC, a Delaware limited liability company (“L&B Value”), Land & Buildings GP LP, a Delaware limited partnership (“L&B GP”), Jonathan Litt, Michelle Applebaum and Samantha Yablon.

As of the date hereof, L&B Capital directly owns 664,264 shares of Common Stock, $0.01 par value, of the Company (the "Shares”). As of the date hereof, L&B Opportunity directly owns 1,192,645 Shares. As of the date hereof, L&B Value directly owns 193,934 Shares. As of the date hereof, 1,469,591 Shares were held in certain accounts managed by L&B Management (the “Managed Accounts”). L&B GP, as the general partner of each of L&B Capital, which is the sole member of L&B Value and L&B Opportunity, may be deemed the beneficial owner of the (i) 664,264 Shares owned by L&B Capital, (ii) 1,192,645 Shares owned by L&B Opportunity and (iii) 193,934 Shares owned by L&B Value. L&B Management, as the investment manager of each of L&B Capital, L&B Opportunity, and L&B Value and as the investment advisor of the Managed Accounts, may be deemed the beneficial owner of the (i) 664,264 Shares owned by L&B Capital, (ii) 1,192,645 Shares owned by L&B Opportunity, (iii) 193,934 Shares owned by L&B Value and (iv) 1,469,591 Shares held in the Managed Accounts. Mr. Litt, as the managing principal of L&B Management, may be deemed the beneficial owner of the (i) 664,264 Shares owned by L&B Capital, (ii) 1,192,645 Shares owned by L&B Opportunity, (iii) 193,934 Shares owned by L&B Value and (iv) 1,469,591 Shares held in the Managed Accounts. As of the date hereof, Ms. Yablon beneficially owns 135.978 Shares. As of the date hereof, Ms. Applebaum beneficially owns 202 Shares.

1 https://www.wsj.com/articles/blackstone-made-bid-to-buy-hotel-investor-rlj-lodging-trust-1500592344

2 Based on J.P. Morgan research dated March 14, 2018

3 RLJ provided a 2018 EBITDA guidance midpoint of $545 million on February 27, 2018, 7% below RLJ’s own projections disclosed last summer of $383 million for RLJ and $201 million for FelCor. RLJ explanations for the lower guidance were largely known including renovation disruption, presidential inauguration, Super Bowl timing and property tax headwinds.

4 Total shareholder returns are through March 19, 2018; “Lodging REIT Peers” are all the current members of the Bloomberg Hotel REIT Index: AHP, AHT, APLE, CDOR, CHSP, CLDT, DRH, HPT, HST, HT, INN, LHO, MGP, PEB, PK, RHP, SHO, SOHO, XHR.

5 Total shareholder returns are from August 1, 2016, the date RLJ announced senior management changes, through March 19, 2018.

6 Total shareholder returns are from April 24, 2017, the Company’s announcement of the FelCor acquisition, through March 19, 2018.

7Reported FFO per share adjusted for non-core items when disclosed for Lodging REIT Peers listed above, excluding CDOR due to highly variable FFO during the period.